POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS

      That I, Gerard T. Kirwan, have made, constituted and appointed, and BY THESE PRESENTS do make, constitute and appoint each of Joyce
Murty, Donna L. Currens, and Juliet C. Shadoan as my true and lawful attorney for me and in my name, place and stead to execute all documents either of them deems necessary and proper to comply with Section 16 of the Securities Exchange Act of 1934 and take such other actions on my behalf related to the referenced transactions as they deem necessary and proper, giving and granting unto my said attorneys full power and authority to do and perform all and every act and thing whatsoever, requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as I might or could do if personally present at the doing thereof, with full power of substitution and revocation, hereby ratifying and confirming all that my said attorneys or their substitutes shall lawfully do or cause to be done by virtue hereof.

In witness whereof, I have caused this Power of Attorney to be executed as of this 21st day of June, 2006.


Signature:	/s/ Gerard T. Kirwan